Exhibit 10.26

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is entered into effective as of the 21st day of March 2007 by and between American Crystal Sugar Company (“Company”) and David  A. Berg (“Executive”).

WHEREAS, Company desires to employ Executive, and Executive desires to be employed by the Company, pursuant to the terms of this Agreement.

NOW THEREFORE, in consideration of the foregoing and the mutual terms and conditions set forth herein, the parties agree as follows:

1.                                      NATURE OF EMPLOYMENT.  Company and Executive expressly agree that they have an “at will” employment relationship, which means that either party has the right to terminate the employment relationship at any time and for any reason, with or without cause.  The reason for the termination, as set forth in Paragraph 6 of this Agreement, will determine the amount of post-termination payments upon termination, as set forth in Paragraph 7 of this Agreement.  It is understood and agreed that Executive will continue to be subject to the same policies, terms and conditions as those described in Company’s employee handbook, other policies and employee benefit plans, except as otherwise specifically provided in this Agreement.

2.                                      DUTIES.  Effective April 2, 2007, Executive shall be employed in the capacity of, and shall hold the title of, President.  Executive shall also assume the title of Chief Executive Officer upon the retirement of James J. Horvath.  Executive shall assume primary responsibility for his job titles, reporting responsibilities and duties that are assigned, which titles and responsibilities may be changed from time to time, by Company’s Board of Directors.  Executive shall be responsible for providing Company with such expertise as is within the areas of Executive’s knowledge and professional experience.  The services of Executive shall be exclusive to Company.  Executive will devote substantially all of Executive’s business hours to, and make the best use of Executive’s energy, knowledge, and training in performing Executive’s duties at the Company.

3.                                      RELATIONSHIP BETWEEN PARTIES.  The relationship between Company and Executive shall be that of employer and employee.  Nothing contained herein shall be construed to give Executive any interest in the assets of Company.  All of the records of any and all business ventures in which Company from time to time may become involved, and all of the records and files pertaining to Company’s suppliers, licensors, licensees and customers are herein specifically acknowledged to be the property of Company and not that of Executive.

4.                                      COMPENSATION AND BENEFITS.  As compensation for all of Executive’s services under this Agreement, subject to the provisions of Paragraph 7, Company agrees to provide Executive the following compensation, reimbursements and benefits:

a.                                       Base Salary.  Company will pay Executive a gross base salary (the “Base Salary”), payable in accordance with Company’s standard payroll practices and withholdings.  Executive’s initial annual gross Base Salary shall be $324,000.  The Base Salary shall increase to $415,200 at such time as Executive assumes the position of Chief Executive Officer as provided in Paragraph 2.  Thereafter the Base Salary shall be subject to annual performance review and adjustment by Company’s Board of Directors.

b.                                       Incentive Awards.  As additional compensation, Executive may be eligible to receive discretionary annual bonuses and/or long term incentive compensation (“Incentive Awards”) pursuant to the terms and conditions of Company’s short term (annual) bonus program and/or Company’s long term incentive plan (jointly referred to as “Incentive Plans”).  With reference to the Incentive Plans, the parties understand as follows:

(i)                                     Executive’s eligibility to receive Incentive Awards will be determined by Company’s Board of Directors, in its sole discretion;

(ii)                                  The Incentive Plans are as complete and accurate as Company can reasonably make them.  However, they are not necessarily all-inclusive because circumstances which Company has not anticipated may arise.  Company may interpret or vary from the Incentive Plans if, in its opinion, the circumstances warrant it;

(iii)                               Company reserves the right to make any changes at any time to the Incentive Plans by adding to, deleting from or otherwise amending any portion of them, with or without notice to Executive.

(iv)                              Any questions regarding the computation of Incentive Awards under the Incentive Plans will be conclusively determined by Company’s Board of Directors, pursuant to the terms and conditions of the Incentive Plans.

c.                                       Automobile.  Company will provide Executive with a monthly automobile allowance of $604.  In addition, the Company will reimburse Executive at IRS approved rates for mileage driven on Company business.

d.                                       Business Expenses.  Company shall reimburse Executive for any and all ordinary, necessary and reasonable business expenses that Executive incurs in connection with the performance of Executive’s duties under this Agreement, including entertainment, telephone, travel and miscellaneous expenses, provided that Executive obtains proper approval for such expenses pursuant to Company’s practices and procedures and that Executive provides Company with documentation for such expenses in a form sufficient to sustain Company’s deduction for such expenses under the Internal Revenue Code.

e.                                       Standard Benefits.  Except as otherwise provided in this Agreement, Company shall continue to provide Executive with the same time off pay (e.g., vacation), health, disability and life insurance coverage provided generally to other employees of Company, and to continued participation in Company’s other employee benefit plans which are presently existing or which may be established in the future by Company for its employees.  Executive shall receive physicals, tax planning assistance, and other benefits to the extent available to other officers of the Company.  It is understood that no references in this Agreement to particular employee benefit plans established or maintained by Company are intended to change the terms and conditions of these plans or to preclude Company from amending or terminating any such benefit plans.

f.                                         Country Club Membership.  Company shall provide Executive with use of a membership to the Fargo Country Club for the promotion of Company’s business.  Company shall be responsible for reimbursing Executive for all costs related to such membership (i.e., dues, monthly minimums, etc.).

g.                                      Changes.  No reference in this Agreement to any policy or any employee benefit plan established or maintained by Company shall preclude Company from changing any such policies or amending or terminating any such benefit plans; provided, that, such change, amendment or termination shall not cause an amendment of this Agreement without the written approval of the parties as provided in Paragraph 12.

h.                                      Withholding Taxes.  Company may withhold from any compensation, reimbursements and benefits payable to Executive all federal, state, city and other taxes as shall be required pursuant to any law or governmental regulation or ruling.

i.                                         Termination.  Except as otherwise stated in this Agreement, Company’s obligations under Paragraph 4 will cease upon the date of Executive’s termination of employment.

5.                                      BUSINESS PROTECTIONS TO COMPANY.

a.                                       Non-Disclosure of Trade Secrets and Confidential Information.  Executive shall not during the term of his employment or at any time thereafter divulge, furnish or make accessible to anyone or use in any way other than for the benefit of Company in the ordinary course of business of Company any trade secrets or confidential information of Company which Executive has acquired or has become acquainted with or will acquire or become acquainted with during the term of his employment, whether developed by him or by others.  Confidential information includes any information or compilation of information that derives independent economic value from not being generally known or readily ascertainable by proper means by other persons and which relates to any aspect of Company’s business, including, but not limited to, trade secret information relating to Company’s scientific technology, processes and products; research and development; Company’s philosophies and strategies; vendor and customer lists; and any confidential information of a vendor, licensor, licensee or customer which has been divulged to Company by such individuals or entities.  All information disclosed to Executive, or to which he obtains access, whether originated by him or by others, during the period of his employment, which he has reasonable basis to believe to be confidential information, or which is treated by Company as being confidential information, shall be presumed to be confidential information.

b.                                       Non-Competition/Non-Solicitation of Customers or Employees.  Executive expressly agrees that during the term of his employment by Company he will not, without the prior written consent of Company, be interested or involved, directly or indirectly, in any form, fashion or manner, as a partner, officer, director, stockholder, adviser, employee, agent or in any other form or capacity, in any other business competitive with Company’s business, or which, had Executive presented the opportunity to Company, is so closely related to Company’s business that such opportunity could have been pursued by Company.  Executive also agrees that he will bring any business opportunity that Company may be interested in to Company’s attention.

Executive further agrees that for a period of two years after termination of his employment with Company for whatever reason, whether voluntary or involuntary, Executive will not, directly or indirectly, either for himself or for any other person, firm, company or corporation, engage in or otherwise affiliate with any business operation engaged in competition with Company, or call upon, solicit, divert, or attempt to solicit or divert business from any person, firm or corporation which was a customer of Company during Executive’s employment with Company.  Executive agrees and acknowledges that Company’s natural trade area is international in its geographic scope, and therefore that it is reasonable that the restrictions set forth in this paragraph pertain to all states in the United States of America and all other countries in which Company does business.

Further, for a two year period after Executive’s termination of employment for any reason, whether voluntary or involuntary, Executive agrees not to solicit or induce any of Company’s employees to terminate their employment relationship with Company, for any reason.

The term “customer” of Company as used herein shall be defined and construed to mean any and all persons, partnerships, trusts, corporations or other entities which were customers of Company, or any of Company’s related companies or affiliates, at any time during Executive’s employment.

c.                                       Non-Disparagement.  During the period of Executive’s employment and for an unlimited period thereafter, Executive agrees not to make any disparaging remarks of any sort or otherwise communicate any disparaging remarks about Company or any of its shareholders, directors, officers or employees, directly or indirectly, to any of Company’s employees, shareholders, directors, customers, vendors, competitors, or other people or entities with whom Company has a business or employment relationship.

d.                                       Return of Confidential Information Upon Termination of Employment.  Upon the termination of his employment, Executive agrees to deliver promptly to Company all originals and copies of records, manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, data, tables, accounts, calculations and copies thereof, which are the property of Company or which relate in any way to the business, products, customers, practices or techniques of Company, and all other property, trade secrets and confidential information of Company, including, but not limited to, all documents which in whole or in part contain any trade secrets or confidential information of Company, which in any of these cases are in his possession or under his control.  Executive shall also return any Company computer in his possession and any electronic media used for storage of the Company’s confidential information.

e.                                       Cooperation in Claims.  During the period of Executive’s employment and for an unlimited time thereafter, at the request of Company, Executive will cooperate with Company with respect to any claims or lawsuits by or against Company where Executive has knowledge of the facts involved in such claims or lawsuits.  Such cooperation shall include, but shall not be limited to, Executive providing reasonable deposition, hearing and trial testimony and making himself available at reasonable times to prepare for such testimony with Company’s attorneys; responding to questions that may be posed from time to time by Company’s attorneys regarding such claims or lawsuits; declining to voluntarily aid, assist or cooperate with any party who has claims or lawsuits by or against Company, or with their attorneys or agents; and notifying Company and Company’s attorneys when and if the Executive is contacted by other parties or their attorneys or agents involved in actions by or against Company.  Nothing in this Subparagraph 5.e. shall prevent Executive from honestly testifying at an administrative hearing, arbitration, deposition or in court, in response to a lawful and properly served subpoena in a proceeding involving Company.  Company agrees to pay, or reimburse Executive, for any out of pocket expenses which he incurs relating to his cooperation.  If Executive forfeits compensation from other employment as a result of meeting his requirements under this subparagraph, Company agrees to compensate Executive in an amount equal to the amount of compensation forfeited.

f.                                         Remedies.  The parties recognize and agree that, because the breach by Executive of the provisions of Paragraph 5 would result in damages difficult to ascertain, Company shall be entitled to injunctive and other equitable relief to prevent a breach or threatened breach of the provisions of Paragraph 5.  Accordingly, Executive specifically agrees that Company shall be entitled to temporary and permanent injunctive relief to enforce the provisions of Paragraph 5 and that such relief may be granted without the necessity of proving actual damages.  Such injunctive or equitable relief shall be in addition to and not in lieu of any right to recover money damages for any such breach.  Further, if Executive violates any portion of Paragraph 5, in connection with any suit at law or in equity, Company shall be entitled to an accounting, and to the repayment of all profits, compensation, commissions, fees, royalties or other enumeration which Executive or any other entity or person may have either directly or indirectly realized and/or may realize, as a result of, growing out of, or in connection with Executive’s violations; and if Company prevails against Executive in a legal action for violation of any portion of Paragraph 5, Company shall be entitled to collect from Executive any attorney’s fees and costs incurred in bringing any action to enforce the terms of Paragraph 5, as well as any attorney’s fees and costs for the collection of any judgments in Company’s favor arising out of Executive’s violations.

g.                                      Enforceability.  Executive agrees that considering Executive’s relationship with Company, and given the terms of this Agreement, the restrictions and remedies set forth in Paragraph 5 are reasonable.  Notwithstanding the foregoing, if any of the covenants set forth above shall be held to be invalid or unenforceable, the remaining parts thereof shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable parts have not been included therein.  In the event the provisions relating to time periods and/or areas of restriction shall be declared by a court of competent jurisdiction to exceed the maximum time periods or areas of restriction permitted by law, then such time periods and areas of restriction shall be amended to become and shall thereafter be the maximum periods and/or areas of restriction which said court deems reasonable and enforceable.  Executive also agrees that Company’s action in not enforcing a particular breach of any part of Paragraph 5 will not prevent Company from enforcing its rights as to any other breach that Company discovers, and shall not operate as a waiver by Company against any future enforcement of a breach.

h.                                      Other Obligations.  It is intended that the obligations of Executive to perform pursuant to the terms of Paragraph 5 are unconditional and do not depend on the performance or nonperformance of any agreements, duties or obligations between Company and Executive not specifically contained in this Agreement.  Paragraph 5 shall survive the termination of Executive’s employment, regardless of the reason for termination.

6.                                      TERMINATION.  Executive’s employment will or may be terminated at any time as follows:

a.                                       Death.  Executive’s employment shall terminate upon Executive’s death.

b.                                       Disability.  Executive’s employment shall terminate if Executive sustains a disability which is serious enough that Executive is not able to perform the essential functions of Executive’s job, with or without reasonable accommodations, as defined and if required by applicable state and federal disability laws.  Executive shall be presumed to have such a disability for purpose of this Agreement if Executive qualifies, because of illness or incapacity, to begin receiving disability income insurance payments under the long term disability income insurance policy that Company makes available for the benefit of its employees generally.  If there is no such policy in effect at the date of Executive’s potential disability, or if Executive does not qualify for such payments, Executive shall nevertheless be presumed to have such a disability if Executive is substantially incapable of performing Executive’s duties for a period of more than twelve (12) weeks.

c.                                       For Cause.  Company may terminate Executive’s at will employment at any time for Cause.  “Cause” shall be defined as:

(i)                                     Executive’s material breach of any of Executive’s obligations under this Agreement, or Executive’s repeated failure or refusal to perform or observe Executive’s duties, responsibilities and obligations as an employee of Company for reasons other than disability or incapacity;

(ii)                                  Any dishonesty or other breach of the duty of loyalty of Executive affecting Company or any customer, vendor or employee of Company;

(iii)                               Use of alcohol or other drugs in a manner which affects the performance of Executive’s duties, responsibilities and obligations as an employee of Company;

(iv)                              Conviction of Executive of a felony or of any crime involving misrepresentation or fraud;

(v)                                 Commission by Executive of any other willful or intentional act which could reasonably be expected to injure the reputation, business or business relationships of Company and/or Executive;

(vi)                              The existence of any court order or settlement agreement prohibiting Executive’s continued employment with Company; or

(vii)                           Any other reason or act of misconduct which would permit discharge of an employee of Company under disciplinary guidelines applicable to Executive as an employee of Company.

d.                                       Voluntary Resignation/Retirement.  Executive may, upon sixty (60) days written notice, voluntarily resign and/or retire from Executive’s at will employment at any time and for any reason.  During the sixty (60) days after notice is given, Executive agrees that he shall continue to render his normal services to Company, and Company agrees that it shall continue to pay him his regular rate of compensation.

e.                                       Without Cause “At Will”.  Company may, upon written notice, terminate Executive’s at will employment without cause.  In other words, Company can terminate Executive’s at will employment at any time and for any reason, by giving Executive written notice.

7.                                      PAYMENTS UPON TERMINATION.

a.                                       Death.  If Executive’s employment is terminated due to the death of Executive, Executive’s estate or heirs, as appropriate, shall be paid (i) Executive’s monthly Base Salary (or other applicable benefits) through the date of death; (ii) any benefits payable under any life insurance policy maintained by Company for the benefit of Executive at the time Executive’s death occurred; (iii) Executive’s accrued but unpaid time off pay (including, but not limited to, vacation) (iv) any unpaid expense reimbursement; (v) any vested Incentive Awards owing to Executive pursuant to the terms and conditions of the Incentive Plans; and (vi) Executive’s other accrued benefits, if any, under any of Company’s other employee benefit plans (e.g., pension plan, 401(k) plan, the SERP), subject to the terms and conditions of those plans.  In the event of a termination of employment as a result of Executive’s death, Executive understands that no Incentive Awards will be granted to Executive for the fiscal year in which the termination of employment takes place.

b.                                       Disability.  If Executive’s employment is terminated due to Executive’s Disability, Executive shall be paid (i) the applicable employee benefit (e.g. paid leave, sick leave, unpaid leave, disability benefits, etc.) through the date of termination; (ii) any benefits payable under any disability policy made available to Executive by Company for the benefit of Executive at the time of Executive’s disability (iii) Executive’s accrued but unpaid time off pay (including, but not limited to, vacation); (iv) any unpaid expense reimbursement; (v) any vested Incentive Awards owing to Executive pursuant to the terms and conditions of the Incentive Plans; and (vi) Executive’s other accrued benefits, if any, under any of Company’s other employee benefits plans (e.g., pension plan, 401(k) plan, the SERP), subject to the terms and conditions of those plans.  In the event of a termination of employment as a result of Executive’s disability, Executive understands that no Incentive Awards will be granted to Executive for the fiscal year in which the termination of employment takes place.

c.                                       For Cause/Voluntary Resignation/Retirement.  If Company terminates Executive’s employment for Cause, or if Executive voluntarily resigns and/or retires from his employment, Executive shall be paid (i) Executive’s monthly Base Salary through the date of termination; (ii) Executive’s accrued but unpaid time off pay (including, but not limited to, vacation); (iii) any unpaid expense reimbursement; and (iv) any vested Incentive Awards owing to Executive pursuant to the terms and conditions of the Incentive Plans; and (v) Executive’s other accrued benefits, if any, under any of Company’s other employee benefit plans (e.g., pension plan, 401(k) plan, the SERP), subject to the terms and conditions of those plans.  In the event of a termination for Cause by Company, or a voluntary termination by Executive, Executive understands that no Incentive Awards will be granted to Executive for the fiscal year in which the termination of employment takes place.

If Executive voluntarily resigns and/or retires from his employment, Company may, at its sole option, waive some portion or all of the 60-day notice period; and continue to pay Executive his full Base Salary as well as all benefits for the remainder of the 60-day notice period, with the understanding that Executive will have no rights or obligations to provide employment services.  In other words, the effective date of the resignation or retirement will not be changed; and Company’s compensation obligations, as set forth in Paragraph 4, will continue through the designated date of resignation or retirement, although Executive will not be performing services during that period of time.  The parties expressly agree that, should Company choose to waive some portion or all of the 60-day notice period under this provision, it will nevertheless be treated as a voluntary resignation and/or retirement; it will not be treated as a termination without cause.

d.                                       Without Cause At Will.  If Company terminates Executive’s at will employment without Cause, Executive shall be paid (i) Executive’s monthly Base Salary through the date of termination; (ii) Executive’s accrued but unpaid time off pay (including, but not limited to, vacation); (iii) any unpaid expense reimbursement; (iv) any vested Incentive Awards owing to Executive pursuant to the terms and conditions of the Incentive Plans; and (v) Executive’s other accrued benefits, if any, under any of Company’s other employee benefit plans (e.g., pension plan, 401(k) plan, the SERP), subject to the terms and conditions of those plans.  In the event of a termination without Cause, Executive understands that no Incentive Awards will be granted to Executive for the fiscal year during which the termination takes place.

An additional payment of “post-termination severance pay” may be available if Company terminates Executive’s at will employment without Cause.  If Executive (after having Executive’s employment terminated without Cause) signs (and does not rescind, as allowed by law) a Release of Claims in a form satisfactory to Company which assures, among other things, that Executive will not commence any type of litigation or other claims as a result of the termination, and if Executive honors all of Executive’s other obligations as required by this Agreement, Company shall pay Executive post-termination severance pay, as follows:

(i)                                     Except as provided in Paragraph (7)(d)(ii) below, if Company terminates Executive’s at will employment without Cause, Company agrees to pay Executive a post-termination severance payment equal to two (2) years of Executive’s Base Salary in effect as of the effective date of the termination of employment.  This payment will be made over a two year period of time in a manner consistent with the Company’s normal payroll practices, unless otherwise agreed to by the parties, less applicable payroll withholdings, after the above-referenced Release is signed and becomes effective.

(ii)                                  If Company terminates Executive’s at will employment without Cause as a result of a change of control, (e.g., a merger, consolidation, sale of a controlling interest in Company, or a sale or lease of substantially all of its assets), and if Executive accepts a position of employment in a comparable position with the new controlling entity (either before or after termination of employment with the Company), Company will not be obligated to pay Executive the remainder of the post-termination severance payments provided in Paragraph (7)(d)(i) above, for the period following acceptance of the position with the new controlling entity.

(iii)                               It is understood that, except as specifically set forth above or required by law, no post-termination payments or benefits will be provided to Executive following the termination of Executive’s employment.  It is specifically understood that no pension, retirement, 401(k) or SERP contributions will be paid by Company based on the post-termination severance payments.  Further, the parties expressly agree and understand that Executive shall not be entitled to an Incentive Award under Company’s Incentive Plans or any other bonus for any fiscal year, or part thereof, during which the post-termination pay is paid.

(iv)                              In no event shall the Company pay any post-termination severance pay to Executive unless Executive’s termination of employment by the Company without cause constitutes a ‘separation from service’ as defined in Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations, notices and guidance of general applicability issued thereunder.

8.                                      ASSIGNMENT.  The rights and obligations of Company hereunder may be transferred to its successors and assigns.  Executive may not, however, transfer or assign his rights or obligations contained in this Agreement.

9.                                      SEVERABILITY.  To the extent any provision of this Agreement shall be invalid or unenforceable, it shall be considered deleted from this Agreement and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect.  Notwithstanding the foregoing, in the event that any provision of this Agreement is unenforceable because it is over broad, then such provision shall be limited to the extent necessary to make it enforceable under applicable law and enforced as so limited.  Executive acknowledges the uncertainty of the law in this respect and expressly stipulates that this Agreement be given the construction which renders its provisions valid and enforceable to the maximum extent (not exceeding its express terms) possible under applicable law.

10.                               GOVERNING LAW.  This Agreement shall be construed and enforced in accordance with the laws of the State of Minnesota, to the extent not pre-empted by federal law.  Any legal proceeding related to this Agreement shall be brought in an appropriate state or federal court in the State of Minnesota, and each of the parties hereby consents to the exclusive jurisdiction of the state and/or federal courts in the State of Minnesota for this purpose.

11.                               WAIVER.  The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by either party.

12.                               ENTIRE AGREEMENT; AMENDMENT.  This Agreement supersedes any prior employment or other agreements between the parties and contains the entire Agreement of the parties.  There are no terms other than those contained herein.  No amendment or modification of this Agreement shall be deemed effective unless or until executed in writing by the parties hereto with the same formality attending execution of this Agreement.

IN WITNESS WHEREOF, Company has caused this Agreement to be executed by its duly authorized officer and Executive has signed this Agreement as of the day and year first above written.

AMERICAN CRYSTAL SUGAR COMPANY

By	\s\ David Kragnes
Its	Chairman

\s\ David A. Berg
David A. Berg